Riviera Holdings Corporation
                               2901 Las Vegas Boulevard South
                                     Las Vegas, NV 89109
                             Investor Relations: (800) 362-1460
                                     TRADED: AMEX - RIV
                                     www.theriviera.com








FOR FURTHER INFORMATION:

AT THE COMPANY:                                INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                 Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                           (208) 241-3704 Voice
(702) 794-9442 Fax                             (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                  Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                     RIVIERA HOLDINGS GRANTED AMEX LISTING EXTENSION

         LAS VEGAS, NV - June 5, 2003 -- Riviera Holdings Corporation (AMEX:
RIV) announced today that the American Stock Exchange (Amex) has granted the Company an extension of time to September 24, 2004 to regain compliance with the Exchange's listing standards.

Riviera previously reported in February 2003 that it had received notice from the Amex indicating that it was below certain of the Exchange's continued listing standards with regard to net worth and losses from operations, as set forth in Sections 1003(a)(i-iii) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and, in March 2003, presented its plan to the Exchange. On May 30, 2003, the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension of time to September 24, 2004 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from The American Stock Exchange.

Safe Harbor Statement:

         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known to it, involve significant risks and uncertainties including expansion timetables, hotel and casino market conditions, financing requirements, regulatory approvals and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for December 31, 2002 and Forms 10-Q, S-4 and 8-K filed during 2003. Actual results may differ materially.

About Riviera Holdings:

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

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